Exhibit 5.1

Szaferman, Lakind, Blumstein & Blader, P.C. Attorneys at Law 101 Grovers Mill Road, Suite 200 Lawrenceville, NJ 08648 P: 609.275.0400 F: 609.275.4511 www.szaferman.com
Arnold C. Lakind
Barry D. Szaferman
Jeffrey P. Blumstein
Steven Blader
Brian G. Paul+
Craig J. Hubert++
Michael R. Paglione*
Lionel J. Frank**
Jeffrey K. Epstein+
Stuart A. Tucker
Scott P. Borsack***
Daniel S. Sweetser*
Robert E. Lytle
Janine G. Bauer***
Daniel J. Graziano Jr.
Nathan M. Edelstein**
Ryan A. Marrone
Bruce M. Sattin***
Gregg E. Jaclin**

Of Counsel
Stephen Skillman
Linda R. Feinberg
Paul T. Koenig, Jr.
Robert A. Gladstone
Janine Danks Fox*
Richard A. Catalina Jr.*†
Eric M. Stein**

Robert P. Panzer
Robert G. Stevens Jr.**
Michael D. Brottman**
Benjamin T. Branche*
Lindsey Moskowitz Medvin**
Mark A. Fisher
Tracey C. Hinson**
Robert L. Lakind***
Thomas J. Manzo**
Melissa A. Ruff
Jamie Yi Wang#
Bella Zaslavsky**
Blake J. Barron**
Kathleen O’Brien**

+Certified Matrimonial Attorney
++Certified Civil and Criminal Trial Attorney
*NJ & PA Bars
**NJ & NY Bars
***NJ, NY & PA Bars
#NY Bar
†U.S. Patent & Trademark Office

December 20, 2013

Health Revenue Assurance Holdings, Inc.
8551 W. Sunrise Boulevard, Suite 304
Plantation, Florida 33322

Gentlemen:

You have requested our opinion, as counsel for Health Revenue Assurance Holdings, a Nevada corporation (the “Company”), in connection with registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to 54,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), that are being issued to the selling shareholders (the “Selling Shareholders”) pursuant to that certain securities purchase agreement, dated November 12, 2013 (the “Securities Purchase Agreement”).

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

a)	the Registration Statement and which includes the prospectus;
b)	the certificate of an Officer of the Company dated December 19, 2013 (the “Officer’s Certificate”);
c)	a Board of Directors resolution approving the filing of the S-1 Registration Statement to register the Shares;
d)	the executed agreements by which the Selling Shareholders acquired their interests through the Securities Purchase Agreement, including the documents identified therein;
e)	the Articles of Incorporation of the Company filed with the Secretary of State of Nevada on December 13, 2010, as amended on April 13, 2013, October 9, 2013, and October 17, 2013;
f)	the Certificate of Designation of Series A 8% Convertible Preferred Stock of the Company filed with the Secretary of State of Nevada on November 12, 2013; and
g)	a Good Standing Certificate from the Secretary of State of Nevada as of November 7, 2013.

Health Revenue Assurance Holdings, Inc. December 20, 2013 Page 2

In each instance we have relied upon the content of each of the documents set forth above, and have relied upon the content of the Officer’s Certificate.  In reliance thereon, and based upon our review of the foregoing, it is our opinion that the Shares will be legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By:	/s/ Greg Jaclin
Gregg E. Jaclin
For the Firm